EXHIBIT 99.1

PRESS RELEASE

WASTE SERVICES ANNOUNCES
REFINANCING OF KELSO PREFERRED
BURLINGTON, Ontario, November 8, 2006 / PRNewswire-FirstCall/ — Waste Services, Inc. (Nasdaq: WSII) WSI today announced that it has entered into subscription agreements pursuant to which the company will issue common shares to Westbury Bermuda Limited for a total purchase price of $50 million and to Prides Capital Partners, L.L.C. for a total purchase price of $16.5 million. The company has agreed to issue these shares for a price of $9.50 per share. These shares will be issued promptly after the receipt of approval to this transaction by the stockholders of the company. The company will use the proceeds of these issuances, together with up to $10 million of available cash or proceeds from the company’s revolving credit facility, to redeem a portion of the outstanding 17.75% Series A Preferred Stock. The company has also entered into an exchange and redemption agreement with Kelso Investment Associates VI, L.P. and KEP VI, LLC pursuant to which the company will exchange common shares valued at $27.5 million to redeem the balance of the Series A Preferred Stock. The company has also agreed to appoint one designee of Prides to the company’s board of directors. David Sutherland-Yoest, Waste Services Chairman and Chief Executive Officer, stated, “I am extremely pleased to be able to announce the resolution to the refinancing of the Kelso preferred. The continuing support of these three investors is very gratifying. Addressing this issue has proved to be very challenging in light of the constraints we faced in our credit facilities. We are excited about our future prospects with this preferred gone from our balance sheet.”
Waste Services, Inc., a Delaware corporation, is a multi-regional integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s web site is http://www.wasteservicesinc.com. Information on the company’s web site does not form part of this press release.
For information contact:
Ivan R. Cairns
Executive Vice President and General Counsel
Waste Services, Inc.
905-319-1237